As filed with the Securities and Exchange Commission on March 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASTEC, INC.

(Exact name of registrant as specified in its charter)

Florida	65-0829355
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 S. Douglas Road, 12th Floor Coral Gables, Florida	33134
(Address of Principal Executive Offices)	(Zip Code)

The MasTec, Inc. 401(k) Retirement Plan

(Full title of the plan)

Alberto de Cardenas, Esq.

Executive Vice President, General Counsel and Secretary

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(Name and address of agent for service)

(305) 599-1800

(Telephone number, including area code, of agent for service)

Copies to:

Ira N. Rosner, Esq.

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, FL 33131

(305) 789-7556

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement will be used to register an additional 500,000 shares of common stock, par value of $0.10 per share (the “Common Stock”), of MasTec, Inc. (the “Registrant”), as well as plan interests to be offered or sold pursuant to the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”). The additional shares of Common Stock being registered pursuant to the 401(k) Plan are additional securities of the same class as the securities for which a registration statement (File No. 033-55327) on Form S-8 was filed with the United States Securities and Exchange Commission (the “Commission”) on September 1, 1994 and is effective (the “Initial Registration Statement”) and an additional registration statement (File No. 333-139996) on Form S-8 was filed with the Commission on January 16, 2007 and is effective (the “Second Registration Statement,” and together with the Initial Registration Statement,” the “Prior Registration Statements”). The contents of the Prior Registration Statements are incorporated herein by reference in accordance with Instruction E to the General Instructions to Form S-8.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant, are incorporated herein by reference:

(a)	Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Commission on March 1, 2024;

(b)	Annual Report of the 401(k) Plan on Form 11-K for the fiscal year ended December 31, 2022; and

(c)

The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (Commission File No. 001-08106) filed with the Commission on February 10, 1997 and any amendments to such Registration Statement filed subsequently thereto, including any amendment or report filed for the purpose of updating such description.

Additionally, all documents subsequently filed by the Company or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

As a corporation incorporated in the State of Florida, the Registrant is subject to the Florida Business Corporation Act, or the Florida Act. Section 607.0831 of the Florida Act provides that a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the Florida Act, a corporation may indemnify an individual who is, was or threatened to be made a party to a proceeding because the individual is or was a director or officer of the corporation or is or was serving at the corporation’s request as a director or officer, manager, partner, trustee, employee or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or another enterprise or entity against liability incurred in the proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the Florida Act, a corporation may indemnify an individual who is, was or threatened to be made a party to a proceeding because the individual is or was a director or officer of the corporation or is or was serving at the corporation’s request as a director or officer, manager, partner, trustee, employee or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or another enterprise or entity against liability incurred in the proceeding, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. In addition, upon application, a court of competent jurisdiction may order the corporation to indemnify or advance expenses notwithstanding that the director or officer did not meet certain standards of conduct or furnish certain undertakings if such court determines that indemnification is fair and reasonable, but if the director or officer is adjudged liable, then such indemnification is limited to expenses incurred in connection with the proceeding.

Under Section 607.0852 of the Florida Act, the corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding.

Under Section 607.0858(1) of the Florida Act, the indemnification provided pursuant to Sections 607.0851 and 607.0852 and the advancement of expenses provided pursuant to Section 607.0853 are not exclusive, and a corporation may, by a provision in its articles of incorporation, bylaws or any agreement, or by vote of shareholders or disinterested directors, or otherwise, obligate itself in advance of the act or omission giving rise to a proceeding to provide any other or further indemnification or advancement of expenses to any of its directors or officers. However, indemnification or advancement of expenses shall not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was unlawful or had no reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director or officer derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 607.0857 provides that a corporation shall have the power to purchase and maintain insurance on behalf of and for the benefit of an individual who is or was a director or officer of the corporation, or who, while a director or officer of the corporation, is or was serving at the corporation’s request as a director, officer, manager, member, partner, trustee, employee or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise or entity, against liability asserted against or incurred by the individual in that capacity or arising from his or her status as a director or officer, whether or not the corporation would have power to indemnify or advance expenses to the individual against the same liability under Chapter 607.

Notwithstanding anything to the contrary in the foregoing, Section 607.0858(6) provides that a corporation’s power to indemnify, advance expenses to or provide or maintain insurance on behalf of or for the benefit of an individual who is or was an employee or agent is not limited by Sections 607.0850 through 607.0859.

The Registrant’s Amended and Restated Articles of Incorporation provide that it shall indemnify any director or former director to the fullest extent permitted by law. Its Amended and Restated Bylaws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon our receipt of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification. The Registrant’s Amended and Restated Bylaws also permit it to purchase and maintain insurance on behalf of its directors, officers, employees and agents and directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise, serving as such at its request, against liabilities that they may incur in those capacities, whether or not the Registrant would have the power to indemnify them against such liabilities.

The Registrant has obtained primary and excess insurance policies insuring our directors and officers and our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on the Registrant’s behalf, may also pay amounts for which it has granted indemnification to the directors or officers. In addition, the Registrant has individual indemnification agreements with its directors.

It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description

3.1	Composite Articles of Incorporation filed as Exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference herein (Commission File Number 001-08106).

3.2	Amended and Restated Bylaws of MasTec, Inc., amended and restated as of January 22, 2010, filed as Exhibit 3.1 to our Current Report on Form 8-K filed with the Commission on January 28, 2010 and incorporated by reference herein (Commission File Number 001-08106).

5.1	Opinion of Holland & Knight LLP

5.2	Internal Revenue Service Determination Letter that the Plan is qualified under Section 401 of the Internal Revenue Code.

23.1	Consent of BDO USA, P.C.

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Holland & Knight LLP (included in Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages hereto).

107	Calculation of Filing Fee Table

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on March 1, 2024.

MASTEC, INC.

By:	/s/ Alberto de Cardenas
Name:	Alberto de Cardenas
Title:	Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, the trustee (or such other person who administers the MasTec, Inc. 401(k) Retirement Plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on this 1st day of March 2024.

THE MASTEC, INC. 401(k) RETIREMENT PLAN

By:	/s/ Sandy Orr
Sandy Orr on behalf of MasTec, Inc. as Plan Administrator

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Jose R. Mas, Paul DiMarco and Alberto de Cardenas his or her true and lawful attorney-in-fact, each acting alone, with full powers of substitution and resubstitution, with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Jorge Mas Jorge Mas	Chairman of the Board of Directors	March 1, 2024

/s/ José R. Mas José R. Mas	Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2024

/s/ Paul DiMarco Paul DiMarco	Chief Financial Officer (Principal Financial Officer)	March 1, 2024

/s/ T. Michael Love T. Michael Love	Chief Accounting Officer (Principal Accounting Officer)	March 1, 2024

/s/ Ernst N. Csiszar Ernst N. Csiszar	Director	March 1, 2024

/s/ Robert J. Dwyer Robert J. Dwyer	Director	March 1, 2024

/s/ C. Robert Campbell C. Robert Campbell	Director	March 1, 2024

/s/ Julia L. Johnson Julia L. Johnson	Director	March 1, 2024

/s/ Ava L. Parker	Director	March 1, 2024
Ava L. Parker

/s/ Javier Palomarez Javier Palomarez	Director	March 1, 2024